2715-01
Reference

CARNIVAL
PLC

Ordinary Shares of USD1.66

Please check that your address details on this counterfoil are correct. If there are any errors or if you move to a new address, please either complete and return the change of address form on the back of this counterfoil or write to the Registrar at the address shown below. There is no need to return your share certificate if the address is incorrect.

Ordinary Shares of USD1.66

Certificate number	Account number	Transfer number	Date	Number of Shares

CARNIVAL
PLC

Incorporated in England & Wales under Companies Act 1985 with Reg No 4039524

This is to certify that the undermentioned is/are the registered holder(s) of fully paid ordinary shares of USD1.66 each in **Carnival plc** shown below, subject to the Memorandum and Articles of Association of the Company.

Name(s) of registered holder(s)

Given under the signatures of the Chairman and Vice Chairman

Chairman

Vice Chairman

Orchestra 8341/122711

Number of Shares

CANCELLED

This certificate should be kept in a safe place. It will be needed when you sell or transfer the shares.
The registrar's address is: Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA.
Tel. 0871 384 2665. Calls to this number are charged at 8p per minute from a BT landline. Other telephony provider costs may vary.
The relevant reference for correspondence is no. 2715.
There is now a range of shareholder information on line. You can check your holding and find practical help on transferring shares or updating your details at www.shareview.co.uk

013237